FOR IMMEDIATE RELEASE:
Contacts:
Nick Nottoli            Allister Gobin
Media Relations        Investor Relations
mediateam@allstate.com    (847) 402-2800

Allstate completes sale of Group Health business
NORTHBROOK, Ill., July 1, 2025 – The Allstate Corporation (NYSE: ALL) today completed the sale of its Group Health business to Nationwide for $1.25 billion.
“The sale delivers strong shareholder value and improves growth opportunities for Group Health by joining Nationwide’s stop-loss insurance business,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Selling the Group Health and Employer Voluntary Benefits businesses for a combined $3.25 billion demonstrates the strength of these businesses and Allstate’s strategic approach to capital management.”
“The sale of Group Health is expected to generate a financial book gain of approximately $500 million,” said Jess Merten, Allstate’s Chief Financial Officer.
Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

About Allstate
The Allstate Corporation (NYSE: ALL) protects people from life’s uncertainties with a wide array of protection for autos, homes, electronic devices and identity theft. Products are available through a broad distribution network including Allstate agents, independent agents, major retailers, online and at the workplace. Allstate is widely known for the slogan “You’re in Good Hands with Allstate.” For more information, visit www.allstate.com.
About Nationwide
Nationwide, a Fortune 100 company based in Columbus, Ohio, is one of the largest and strongest diversified insurance and financial services organizations in the United States. Nationwide is rated A+ by Standard & Poor’s. An industry leader in driving customer-focused innovation, Nationwide provides a full range of insurance and financial services products including auto, business, homeowners, farm and life insurance; public and private sector retirement plans, annuities and mutual funds; excess & surplus, specialty and surety; and pet, motorcycle and boat insurance.

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